EXHIBIT 16.1

Accounting | 2018

February 5, 2018

FINRA

C/O Adaiah Distribution, Inc.

Dayton, Nevada 89403

Dear FINRA,

This letter is to Confirm that Darrel Whitehead CPAs did issue reports on the Company’s financial statements for the years ended October 31, 2016 and 2015 which did not contain an adverse opinion or disclaimer of opinion, nor were qualified or modified as to uncertainty, audit scope or accounting principles. Further, our Firm had no disagreements unresolved or otherwise on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of our Firm would have caused it to make reference to the subject matter of the disagreement in connection with its report on the registrant’s financial statements.

This letter is offered at the request of Adaiah Distribution, Inc. to be incorporated as part of its 8-K filing.

Very truly yours,

Darrel Whitehead

Darrel Whitehead CPAs

18592 Main Street • Huntington Beach, California 92648 • Business: (714) 841-0995 • Fax: (714) 841-2305 info@whiteheadcpa.com • www.whiteheadcpa.com